Exhibit 3.20

WELLS REIT II – 1200 MORRIS BUSINESS TRUST

DECLARATION OF TRUST

Dated August 31, 2007

This DECLARATION OF TRUST is made as of the date set forth above by WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, acting in its capacity as the grantor (the “Grantor”), and WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, acting in its capacity as trustee (the “Trustee”).

ARTICLE I

Declaration of Trust

This trust (the “Trust”) is a business trust within the meaning of Title 15, Chapter 95 of the Pennsylvania Consolidated Statutes Annotated (“Title 15”), as amended from time to time. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation; provided, however, nothing contained herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

ARTICLE II

Name

The name of the Trust is:

Wells REIT II – 1200 Morris Business Trust

Under circumstances in which the Trustee of the Trust determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

Purposes and Powers

Section 1.         Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, lease, administer, control and dispose of property and to engage in any other lawful act or activity for which business trusts may be formed under the laws of the Commonwealth of Pennsylvania as now or hereafter in force.

Section 2.         Powers. The Trust shall have all of the powers granted to business trusts by Title 15 and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

ARTICLE IV

Resident Agent

The name and address of the resident agent of the Trust in the Commonwealth of Pennsylvania is Corporation Service Company, 2704 Commerce Drive, Harrisburg, PA 17110. The Trust may have such offices or places of business within or outside the Commonwealth of Pennsylvania as the Trustee may from time to time determine.

ARTICLE V

Trustees

Section 1.         General Duties. The Trustee shall hold all property currently and hereafter acquired and all income and profits therefrom (collectively, the “Trust Property”), in trust, and shall manage, administer, collect, receive, dispose of and distributed the Trust Property for the benefit of such persons as acquire of beneficial interests in the Trust.

Section 2.         General Authority. The Trustee shall hold legal title to all property at any time belonging to the Trust and shall have absolute and exclusive power and control over the management and conduct of the business of the Trust, free from any control or influence by the Beneficiary (as hereinafter defined).

Section 3.         General Powers. The Trustee shall have the full, exclusive and absolute power, control and authority, on behalf of the Trust, to enter into or engage in any type of commercial, industrial, or other business or venture, including, but not limited to, the following:

(a)         The full power, as if absolute owners, to invest and reinvest, sell, transfer, convey, mortgage, and lease, upon such terms and conditions and for such consideration as they see fit, the Trust Property;

(b)         The power to purchase or otherwise acquire real estate and to sell, exchange, mortgage, pledge, or in any manner deal with such real estate or any part thereof or interest therein;

(c)         To incur indebtedness, borrow or lend money, upon the terms and conditions which they deem appropriate.

Any single Trustee, without the consent of the other Trustees (if any), may act in matters relating to the Trust and may bind the Trust in all matters.

Section 4.         Number. The number of trustees of the Trust initially shall be one, which number may thereafter be increased or decreased by the Trustee then in office from time to time; however, the total number of Trustees shall be not less than one and not more than two at any time.

Section 5.         Term. A Trustee shall serve for the duration of the Trust, unless his or its tenure is terminated by death resignation or incapacity. The death, resignation or incapacity to serve of any or all of the Trustees shall not terminate the Trust or in any way affect its continuity.

Section 6.         Successor Trustees. Any vacancy among the Trustees shall be filled by the remaining Trustees. Successor trustees shall execute a written consent to act as Trustee under the terms of this Declaration of Trust.

Section 7.         Meetings. The Trustees shall meet at such times and at such places as they deem advisable.

Section 8.         Compensation. Trustees shall not be entitled to any compensation in connection with the performance of their duties and powers hereunder. Notwithstanding the foregoing, the Beneficiary shall pay or reimburse, as appropriate, the Trustees for all reasonable fees, costs and expenses incurred in connection with such Trustee’s performance of said duties and powers

ARTICLE VI

Beneficial Interests

Section 1.         Beneficial Interest. Wells Real Estate Investment Trust II, Inc. shall be the initial beneficiary of the Trust and shall hold one hundred percent (100%) of the beneficial interests of the Trust. Each person who holds a beneficial interest in the Trust shall be referred to hereafter as a “Beneficiary”.

Section 2.         Transfers. All or any portion of the beneficial interest of a Beneficiary may be assigned or transferred without the prior written consent of any other Beneficiary. Upon the occurrence of an assignment or transfer of all of a Beneficiary’s interest in the Trust, the Beneficiary shall be released from any and all liability or obligations hereunder arising out of or caused by any event occurring after the effective date of such transfer.

Section 6.3.         Procedures for Transfer. An assignee shall become a Beneficiary upon the assignor and the assignee executing and delivering such instruments as any other Beneficiary and the Trustees may reasonably deem necessary or desirable in order to effectuate the assignment, and which shall include, without limitation, a written acceptance and adoption of the terms and provisions of this Trust together with an assumption or all reimbursement and indemnification obligations of the Trust by the assignee and delivery to the Trustees of an assignment of Beneficial Interest fully executed and acknowledged by the assignor and assignee.

Section 6.4.         Nature of Beneficial Interest. A beneficial interest in the Trust shall be personal property and shall confer upon the Beneficiary only the interest and rights specifically set forth in this Declaration of Trust and as provided by applicable law.

Section 6.5.         Evidence of Interest. A beneficial interest in the Trust shall be evidenced solely by reference thereto in this Declaration of Trust and not by certificate or otherwise.

ARTICLE VII

LIABILITY OF BENEFICIARY AND TRUSTEES

Section 1.         Limitation of Beneficiary Liability. No Beneficiary shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Beneficiary, nor shall any Beneficiary be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or affairs of the Trust.

Section 2.         Limitation of Trustee. To the maximum extent that Pennsylvania law in effect from time to time permits limitation of liability of trustees of a business trust, no Trustee of the Trust shall be liable to the Trust or to any Beneficiary for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 3.         Express Exculpatory Clauses in Instruments. Neither the Beneficiary nor the Trustee of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Beneficiary or Trustee liable to anyone for such omission.

Section 4.         Indemnification. The Trust shall have the power, to the maximum extent permitted by Pennsylvania law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, each Beneficiary and/or Trustee from all claims and liabilities to which such person may become subject by reason of his being or having been a Beneficiary or Trustee of the Trust

ARTICLE VIII

Distributions

The Trustee shall distribute to the Beneficiary out of the net income of the Trust Property such sums that they deem appropriate, the time and amounts of such distributions solely at its discretion. Where more than one Beneficiary exists, the Beneficiaries shall share in such distributions in proportion to their percentage share of the beneficial interests of the Trust.

ARTICLE IX

Amendment

This Declaration of Trust may be amended in any particular respect, except as regards the liabilities of a Beneficiary, by the unanimous vote of the Trustees.

ARTICLE X

Duration of Trust

The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 15.

ARTICLE XI

Legal Title

No Beneficiary shall have legal title to any part of the Trust Property.

ARTICLE XII

Severability

Any provision of this Declaration of Trust which is prohibited or unenforceable in the Commonwealth of Pennsylvania shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof

ARTICLE XIII

Miscellaneous

This Declaration of Trust is executed by the Trustees and delivered in the Commonwealth of Pennsylvania with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws provisions thereof.

This Declaration of Trust may be executed in any number of counterparts, each of which so executed, acknowledged and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

All pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person may require,

[Signatures Set Forth on the Following Page]

IN WITNESS WHEREOF, this Declaration of Trust has been executed on this 31st day of August, 2007 by the Grantor and the Trustee.

GRANTOR:

Wells Real Estate Investment Trust II, Inc., a Maryland corporation

By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President

TRUSTEE:

Wells Real Estate Investment Trust II, Inc., a Maryland corporation

By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President